Exhibit (d)

                               DEXTER CORPORATION
                                 One Elm Street
                        Windsor Locks, Connecticut 06096



                                February 22, 2000




International Specialty Products Inc.
1361 Alps Road
Wayne, New Jersey  07470
Attn:      Mr. Kumar Shah
           Senior Vice President - Corporate Development

                          Re: Confidentiality Agreement

Gentlemen:

           In connection with your analysis of a possible business combination transaction (the "Transaction") involving Dexter Corporation, including its controlled subsidiaries such as Life Technologies, Inc. ("LTEK") and divisions ("Dexter" or "us"), and International Specialty Products Inc. and/or one of its affiliates ("ISP" or "you"), we are willing to disclose to you, in accordance with the terms hereof, oral and written information which is either non-public, confidential or proprietary in nature concerning the business, finances and operations of Dexter (whether prepared by Dexter, its Representatives (as defined below) or otherwise). All of such information which is furnished to you by or on behalf of Dexter is hereinafter referred to as the "Information." Such Information will be disclosed to you in a due diligence data room containing detailed and comprehensive information relating to Dexter and LTEK, by members of senior management in presentations and question and answer sessions, by response to reasonable requests for additional information and by such other means as are reasonable or appropriate. We therefore propose the following agreement:

           1. You agree to, and cause your Representatives to, (a) keep confidential and not disclose any Information which has been or may be observed by you or your Representatives or received directly or indirectly by you or your Representatives from us or our officers, directors, employees, consultants, advisors, agents or affiliates (collectively, "Representatives") and (b) not use any Information other than in connection with the Transaction or any proposal with respect to the Transaction (a "Proposal"); provided, however, that you may reveal such portions of the Information (i) as, in the opinion of your counsel, Weil, Gotshal & Manges, is required to be disclosed in a Tender Offer Statement on Schedule TO filed by you with the Securities and Exchange Commission (the "Commission") in connection with a tender offer for all the outstanding shares of Dexter pursuant to Regulation 14D under the Securities Exchange Act of 1934,


NY2:\881860\01\$WG401!.DOC\54104.0016

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as amended (the "Exchange Act"), (ii) as required, as a result of a judicial or regulatory proceeding, by subpoena, civil investigative demand or other similar legal process, after compliance with Section 3 below, (iii) to your Representatives who need to know the Information for the purpose of making a Proposal or performing the Transaction, who are informed by you of the confidential nature of the Information and who agree to act in accordance with the terms of this agreement and (iv) to any third parties and their Representatives who are interested in providing funding for ISP in the Transaction and who agree in writing (either in an agreement with Dexter or an agreement with you that Dexter is entitled to enforce and a copy of which is provided to Dexter) to be bound by the provisions of this agreement. You will inform your Representatives of the terms of this agreement, and will be responsible for any breach of this agreement by any of your Representatives.

           2. The obligation of confidentiality contained herein shall not extend to any portion of the Information which:

      (a) you can show by tangible evidence to have been in your possession prior to your receipt thereof from us; provided that such Information is not subject to another confidentiality agreement with, or other obligation (legal, fiduciary or contractual) of secrecy to, Dexter or another party;

      (b) is now or hereafter becomes generally available to the public, other than as a result of a disclosure by you or your Representatives;

      (c) was or may hereafter be available to you on a non-confidential basis from a third party that is not under any confidentiality obligation (legal, fiduciary or contractual) to us regarding such Information; or

      (d) is independently acquired or developed by you or your Representatives without violating any of your obligations under this agreement.

           3. If you or any of your Representatives are required, as a result of a judicial or regulatory proceeding, by subpoena, civil investigative demand or other similar legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this agreement. In the event that no such protective order or other remedy is obtained or we do not promptly waive compliance with the terms of this agreement, you will furnish only that portion of the Information which, in the opinion of your counsel, Weil, Gotshal & Manges, is legally required to be disclosed and will, at our request and expense, use reasonable effort to assist us in obtaining reasonable assurances that confidential treatment will be accorded such Information.

           4. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.


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           5. This agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of New York without giving effect to its conflict of law provisions.

           6. In the event that any provision or portion of this agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this agreement shall be unaffected thereby, and shall remain in full force and effect to the fullest extent permitted by applicable law.

           7. Without the prior written consent of Dexter, you will not, and will cause your Representatives and third parties to whom you have provided Information to in accordance with Section 1(iv) hereof not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between you and Dexter or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, unless, in the opinion of your counsel, Weil, Gotshal & Manges, disclosure is required (x) to be made by you in order for you to comply with Section 13(d) or Regulation 14A under the Exchange Act or your periodic reporting obligations under Section 13 or 15(d) of the Exchange Act or
(y) in a Tender Offer Statement on Schedule TO filed by you with the Commission in connection with a tender offer for all the outstanding shares of Dexter pursuant to Regulation 14D under the Exchange Act.

           8. Although Dexter will endeavor to include in the Information material known to it which it believes to be relevant for the purpose of your investigation you understand that neither Dexter nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Information. You agree that neither Dexter nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Information.

           9. In the event that you do not proceed with the Transaction within a reasonable period of time, except as set forth in the next sentence, you shall promptly redeliver to Dexter all written Information, any other written material containing or reflecting any material in the Information (whether prepared by Dexter, its Representatives or otherwise) and you shall not retain any copies, extracts or other reproduction in whole or in part of such written material; provided, however, that you may retain one copy of all such Information and other written materials in the files of Weil, Gotshal & Manges for the sole and exclusive purpose of determining your rights hereunder. All material consisting of documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the Information shall be destroyed and such destruction shall upon Dexter's written request be certified in writing to Dexter by an authorized officer supervising such destruction.

           10. You further agree and acknowledge that all oral communications, inquiries, requests for Information, scheduling and other requests relating to any Information or the Transaction will be coordinated through Lehman Brothers Inc., the Company's financial advisors. You agree that you will confine your direct oral contacts and inquiries to Mr. Omar Abboud or Mr. Gary Posternak,


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managing directors at Lehman Brothers Inc. with client responsibility for
Dexter, and to any other Lehman employee they designate. You may also orally contact representatives of Dexter's legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP. Under no circumstances will you or any of your Representatives orally contact any director, officer or employee of Dexter directly, unless expressly invited to do so by Lehman Brothers Inc.

           This agreement contains the entire agreement between you and us concerning the confidentiality and use of the Information, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

           If the foregoing is acceptable to you, please indicate your acceptance thereof by signing and returning the enclosed copy of this letter to us.

                                         Very truly yours,

                                         DEXTER CORPORATION

                                         By:  /s/ Bruce H. Beatt
                                             --------------------------------
                                              Name: Bruce H. Beatt
                                              Title: Vice President



Accepted and agreed to:

INTERNATIONAL SPECIALTY PRODUCTS INC.

By:  /s/ Kumar Shah
    --------------------------------------------------
      Kumar Shah
      Senior Vice President - Corporate Development






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